EXHIBIT 99.2
EMCORE Corporation
Excerpt of Second Quarter 2003 Earnings Conference Call
May 8, 2003

Operator:            Good morning ladies and gentlemen and welcome to the EMCORE second quarter 2003 earnings teleconference. At this time all participants have been placed on a listen-only mode and the floor will be open for questions following the presentation. If at any point during the presentation you wish to register a question you may do so by pressing the numbers one followed by four on your touch-tone phone. It is now my pleasure to introduce your host Mr. Victor Allgeier. Please go ahead sir.

Victor Allgeier: Thank you and good morning everyone. Yesterday after the close of markets, EMCORE released its fiscal 2003 second quarter and six-month results. By now your should have received a copy of the press release. If you have not received a release, please call our office at (212) 227-0997.

                     With us today from EMCORE, Reuben F. Richards, Jr., President and Chief Executive Officer, and Tom Werthan, Vice President and Chief Financial Officer. Tom will review the financial results and Reuben will discuss business highlights before we open the call up to your questions.

                     Before we begin we would like to remind you that some of the comments made during the conference call and some of the responses to your questions by management may contain forward-looking statements that are subject to risks and uncertainties as described in EMCORE's earnings press release and filings with the SEC. I will now turn the call over to Tom.

Tom Werthan:         Thanks,  Vic, and good  morning to everybody and thanks for joining us today as we review our second quarter. Revenues for the quarter came in at just under $28 million and this is up 19% from our first quarter and 20% year over year. And let me review the revenue performance by product.

                     First on systems, revenues came in just under $11 million. That's down 22% sequentially but up 148% year-over-year. Despite the fact that we were down sequentially we will experience a pretty healthy increase in Q3 as our backlog is increased pretty dramatically. I'll review that in a little more detail later on in the presentation when I discuss backlog.

                     On RF materials and sensors, revenues were $2 million. That is down 2% sequentially and 63% year-over-year. On fiber optics, which now includes Ortel, but to keep it apples to apples our previous fiber optic products came in at $2.6 million. That is up 12% sequentially and Ortel as we indicated in the press release contributed about $7.1 million in revenues which was in line with our expectations. Finally on PhotoVoltaics, revenues were $5.2 million. That's up 3% sequentially and down 52% year-over-year primarily because last year at this time we had a large Boeing contract that fell in the quarter. So revenues on the whole were just under $28 million, again a 19% increase sequentially and 20% year-over-year.

                     (inaudible) gross margins for the quarter then were 10%, that was up a couple of basis points from last quarter. Again the fact that we're operating at a 20% capacity remains the biggest impact on gross margins. Since the systems margins are in the mid thirties while materials overall are slightly negative, but on a non GAAP basis, meaning a cash basis if you eliminate the depreciation charges found in our cost of good sold gross margins for systems and materials would be 37% and 15% respectively. We did have some poor yields in our PhotoVoltaics product line in this quarter that also impacted some gross margins.

                     SG&A expenses increased from $5.8 million in Q1 to $7.4 million the current quarter the increase of the $1.6 million is entirely related to the acquisition of Ortel in January. Year-over-year SG&A decreased $2.1 million or 22% and again giving apples to apples comparison with non GAAP disclosure elimination Ortel from SG&A the decrease year-over-year was $3.7 million or about 39%.

                     R&D expenses increased from $3.6 million in the first quarter to $5.4 million in the current quarter, or and increase of $1.8 million. Again, Ortel's R&D amounted to about 1.1 million or 60% of this increase. The remaining increase of about $700,000 links to acquisition of Alvesta earlier in the year and the fiber optic projects they're working on as well as some PhotoVoltaic projects. Year-over-year R&D decreased $6.2 million or 53% and, again for non-GAAP disclosure just making it apples to apples by not including Ortel, R&D did decrease by $7.3 million or about 63%.

                     Below the line net interest expense was flat sequentially and year-over-year at about $1.7 million. The loss in GELcore, our joint venture with GE Lighting was $731,000. That's an increase sequentially of about 160 thousand but a decrease of $120,000 year-over-year. The increase in the loss is attributable to lower revenues in GELcore's first quarter, however their backlog has increased and those revenues should increase nicely in the coming quarters.

                     The net loss is 12.5 million, or ($.0.34) per share. Ortel contribution in the quarter as previously mentioned was 7.1 million in revenues and that contributed to our loss of about four cents. Again from a non-GAAP disclosure not including Ortel to give apples to apples our loss per share would have been about ($.30) cents. . . .

--------------------------------------------------------------------------------
NON GAAP RECONCILIATIONS:
--------------------------------------------------------------------------------
(in thousands)

A) Reconciliation of Non-GAAP cost of revenues, gross profit and gross margins for the three months ended March 31, 2003
                                             -----------------------------------------------
                                             Systems-related      Materials-related
                                                segment               segment          Total
                                             ----------------     ------------------ ---------
Revenues.....................                 $   10,777           $   16,897         $ 27,674
Cost of revenues.............                      7,186               17,737           24,923

Add back:
   Depreciation expense......                       (450)              (3,459)          (3,909)

Non-GAAP cost of revenues....                      6,736               14,278           21,014

Non-GAAP gross profit........                  $   4,041            $   2,619         $  6,660
                                             ============          ============      ============
Non-GAAP gross margins.......                         37%                  15%              24%
                                             ============          ============      ============
B) Reconciliation of certain non-GAAP operating expenses

                                                 for the three months ended March 31, 2003
                                             -----------------------------------------------

                                                   GAAP            excluding ORTEL    Non-GAAP
                                             ----------------     ------------------ ---------

SG&A.........................                  $   7,392            $   1,614         $  5,778
R&D..........................                  $   5,428            $   1,091         $  4,337


                                                 for the three months ended March 31, 2002
                                             -----------------------------------------------
                                               GAAP                                   GAAP
                                             ----------------                        ---------
SG&A.........................                  $   9,483                              $  9,483
R&D..........................                  $  11,625                              $ 11,625


                                                   Comparison of the three months ended
                                                          March 31, 2003 and 2002
                                             -----------------------------------------------
                                               GAAP                                  Non-GAAP
                                             ----------------                        ---------

SG&A.........................                  $  (2,091)                             $ (3,705)
R&D..........................                  $  (6,197)                             $ (7,288)

SG&A.........................                       -22%                                  -39%


R&D..........................                       -53%                                  -63%

                                              for the three months ended December 31, 2002
                                             -----------------------------------------------

                                               GAAP                                    GAAP
                                             ----------------                        ---------
SG&A.........................                  $   5,779                              $  5,779
R&D..........................                  $   3,606                              $  3,606



                                                   Comparison of the three months ended
                                                   March 31, 2003 and December 31, 2002
                                             -----------------------------------------------

                                               GAAP                                  Non-GAAP
                                             ----------------                        ---------

SG&A.........................                  $   1,613                               $   (1)
R&D..........................                  $   1,822                               $   731

SG&A.........................                        28%                                    0%
R&D..........................                        51%                                   20%


C) Reconciliation of certain non-GAAP net loss and loss per share for the three months ended March 31, 2003
                                             -----------------------------------------------

                                                    GAAP            excluding ORTEL  Non-GAAP
                                             ----------------     ------------------ ---------

Net loss.....................                $   (12,541)          $   (1,568)       $ (10,973)
                                             ================      ==============    ==========

Loss per share...............                 $    (0.34)                              $ (0.30)
                                             ================      ==============    ==========

Shares outstanding                                36,936                                36,936
